Ex-99.h.6.C

AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

This amendment (the “Amendment”) is effective as of March 1, 2016, by and between Scout Funds, a Delaware statutory trust (the “Trust”), and Scout Investments, Inc., a Missouri corporation (“Scout”).

WHEREAS, the Trust and Scout entered into an Administrative Services Agreement dated April 1, 2012 (the “Agreement”); and

WHEREAS, Section IX.C of the Agreement provides that the Agreement may be amended at any time by agreement of the parties; and

WHEREAS, the Trust and Scout now wish to amend Section VII of the Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Trust and Scout agree as follows:

1.           Unless otherwise noted or amended herein, all terms used in this Amendment shall have the same meaning as in the Agreement.

2.           Section VII of the Agreement is deleted in its entirety and replaced with the following:

In payment for the services to be rendered by Scout under this Agreement, the Funds shall pay to Scout an annual fee equal to the percentage of their aggregate average daily net assets shown on Schedule B, which fee shall be paid to Scout on a monthly basis.

3.           Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect.  In the event of a conflict between the provisions of the Agreement and those of this Amendment, the Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Scout Funds                                                                                         Scout Investments, Inc.

By: /s/                      Andrew J. Iseman                               By: /s/                      Andrew J. Iseman

Name:                      Andrew J. Iseman                                Name:                      Andrew J. Iseman

Title:                       President                                             Title:                         CEO